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                                                                 EXHIBIT (A)(5)

                          OFFER TO PURCHASE FOR CASH
                Any and All Outstanding Shares of Common Stock

                                      of

                          Johns Manville Corporation

                                      at

                             $13.00 Net per Share

                                      by

                           J Acquisition Corporation
                         a wholly owned subsidiary of
                            Berkshire Hathaway Inc.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, JANUARY 29, 2001, UNLESS THE OFFER IS EXTENDED.


                                                              December 29, 2000

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase dated December 29, 2000, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments and supplements thereto, collectively constitute the "Offer") in connection with the offer by J Acquisition Corporation, a Delaware corporation ("Purchaser") and wholly owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation ("Parent"), to purchase for cash any and all outstanding shares of Common Stock, par value $0.01 per share ("Shares"), of Johns Manville Corporation, a Delaware corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

  Your attention is invited to the following:

  1. The offer price is $13.00 per Share, net to you in cash without interest.

  2. The Offer is being made for any and all outstanding Shares.

  3. The Board of Directors of the Company has determined that the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Merger Agreement), are advisable and in the best interests of the Company's stockholders, has approved the Merger Agreement and the transactions contemplated thereby, and has recommended that stockholders tender their Shares pursuant to the Offer.

  4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, January 29, 2001, unless the Offer is extended.

  5. The Offer is conditioned upon, among other things, the receipt of an order of the United States Bankruptcy Court for the Southern District of New York approving, among other things, the tender by the Manville Personal Injury Settlement Trust (the "Manville Trust") of Shares held by it, and upon the Amended
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and Restated Tax Matters and Amended Trust Relationship Agreement between the
Company and the Manville Trust being in full force and effect (and all relevant conditions to the transactions described therein--other than the consummation of the Offer--being satisfied or waived), both of which are discussed in the Offer to Purchase. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 14 of the Offer to Purchase.

  6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal. Tendering stockholders will not be obligated to pay brokerage fees or commissions.

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

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                       INSTRUCTIONS WITH RESPECT TO THE

                          Offer to Purchase for Cash
                Any and All Outstanding Shares of Common Stock

                                      of

                          Johns Manville Corporation

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 29, 2000, and the related Letter of Transmittal in connection with the Offer by J Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Berkshire Hathaway Inc., a Delaware corporation, to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Johns Manville Corporation, a Delaware corporation.

  This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

  Number of Shares to be tendered:*

_______________________________Shares

Dated: ________________________, 2001     _____________________________________

                                          _____________________________________
                                                      Signature(s)

_______________________________________________________________________________
                                 Print Name(s)

_______________________________________________________________________________
                                  Address(es)

_______________________________________________________________________________
                        Area Code and Telephone Number

_______________________________________________________________________________
                       Tax ID or Social Security Number


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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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